UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2026

SOUTHLAND HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41090	87-1783910
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1100 Kubota Drive

Grapevine, TX 76051

(Address of Principal Executive Offices) (Zip Code)

(817) 293-4263

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SLND	NYSE American LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	SLND WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

In its industry, Southland Holdings, Inc. (the “Company”) is generally required to provide surety performance and payment bonds guaranteeing the Company’s completion of projects and guaranteeing payment to subcontractors and suppliers. Zurich Insurance Company Ltd, a surety provider of the Company (the “Surety”), has agreed to advance funds (the “Surety Funds”) under a general indemnity agreement (“GIA”) for the payment of bonded construction contract obligations and for the continued progress of such projects.

As of the date of this filing, pursuant to a GIA between the Company and the Surety, the Surety has advanced approximately $15 million. As a result, the Company is obligated to indemnify and reimburse the Surety for such Surety Funds. The Company is actively working with Callodine Commercial Finance, LLC, as agent (“Agent”), and the lenders party to the Term Loan and Security Agreement dated September 30, 2024, as amended by the First Amendment dated March 3, 2025 (the “Credit Agreement”) to determine the impact that the advancement of the Surety Funds has on the Credit Agreement.

Additionally, the Company is actively working with the sureties, the Agent, and the lenders party to the Credit Agreement for the advancement of additional surety funds to ensure the payment of bonded construction contract obligations and a long-term financing arrangement. There can be no assurances that a resolution for the advancement of additional surety funds or a long-term financing arrangement will be reached.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2026	SOUTHLAND HOLDINGS, INC.

	By:	/s/ Frank S. Renda
		Name:	Frank S. Renda
		Title:	President and Chief Executive Officer

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